Exhibit 10.1


                       SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT

        This SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this "AGREEMENT"), dated November 13, 2006, by and between Elite Pharmaceuticals, Inc., a Delaware corporation (the "COMPANY"), and Bernard Berk (the "EXECUTIVE").

                                     W I T N E S S E T H:
                                     -------------------


        WHEREAS, on July 23, 2003 the Company and the Executive entered into an employment agreement (the "ORIGINAL EMPLOYMENT AGREEMENT") which memorialized the terms and conditions under which the Executive would serve as the Company's Chief Executive Officer;

        WHEREAS, the Company and the Executive amended and restated the terms and conditions under which the Executive continued to serve as the Company's Chief Executive Officer and served as Chairman of the Board of Directors of the Company pursuant to an Amended and Restated Employment Agreement dated as of September 2, 2005 (the "FIRST AMENDED AND RESTATED EMPLOYMENT AGREEMENT");

        WHEREAS, the Company and the Executive wish to further amend and restate the terms and conditions under which the Executive will continue to serve as the Company's Chief Executive Officer and Chairman of the Board of Directors of the Company;

        NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

        Section 1. TERM OF EMPLOYMENT; REPRESENTATIONS AND WARRANTIES OF THE EXECUTIVE. This Agreement shall be effective as of the date of this Agreement (the "EFFECTIVE DATE") and, subject to earlier termination as specified herein, shall continue until the third anniversary of the Effective Date (the "INITIAL TERM", and together with any extensions, the "TERM"), provided, however, that unless the Company or the Executive gives written notice to the other party at least sixty (60) days prior to the expiration of the then-current Term that the Company or the Executive, as the case may be, elects not to renew this Agreement, the then-current Term shall be automatically extended for additional one-year periods. The Executive hereby represents and warrants that (i) he has the legal capacity to execute and perform this Agreement, (ii) this Agreement is a valid and binding obligation of the Executive enforceable against him in accordance with its terms, (iii) the Executive's service hereunder will not conflict with, or result in a breach of, any agreement, understanding, order, judgment or other obligation to which the Executive is presently a party or by which he may be bound, and (iv) the Executive is not subject to, or bound by, any covenant against competition, confidentiality obligation or any other agreement, order, or judgment which would conflict with, restrict or limit the performance of the services to be provided by him hereunder.

        Section 2. POSITION AND DUTIES. During the Term, the Executive shall serve as the Chief Executive Officer of the Company and the Chairman of the Board of Directors of the Company (the "BOARD OF DIRECTORS"). The Executive shall have such powers and duties as are commensurate with such position and as may be conferred upon him by the Board of Directors. During the Term, the Executive shall devote all of his business time, attention, skill and efforts exclusively to the business and affairs of the Company.

        Section 3. COMPENSATION. For all services rendered by the Executive in any capacity during the Term, including, without limitation, services as an executive officer, director, or member of any committee of the Company or any of its subsidiaries, affiliates or divisions thereof, the Executive shall be compensated as follows:

        (a) Effective as of the Effective Date, the Company shall be obligated to pay the Executive a fixed salary at a rate per annum equal to Three Hundred Thirty Thousand One Hundred Forty Dollars ($330,140) (the "BASE SALARY"). The Base Salary shall be subject to such periodic increases as the Board of Directors shall deem appropriate in light of, among other factors, the then-existing financial condition of the Company and the Executive's success in implementing the Company's business plan and achieving its strategic objectives. Except as otherwise provided in this Section 3(a), the Base Salary shall be payable in accordance with the customary payroll practices of the Company.

        (b) The Executive shall be eligible to receive an annual bonus of up to fifty percent (50%) of the Executive's then Base Salary (initially, One Hundred and Sixty Five Thousand and Seventy Dollars ($165,070)), payable (at the option of the Company) in cash or in shares of Common Stock (as defined below) valued at the closing price of the Common Stock on the immediately preceding trading day, for the relevant Fiscal Year (pro-rated for periods of less than a full Fiscal Year). The Compensation Committee of the Board of Directors will give good faith consideration, in exercising its discretion to determine the annual bonus of the Executive, to any commercialization of products, merger or acquisition, business combination or collaboration, growth in revenue and earnings, additional financings or other strategic or business transaction or combination that inures to the benefit of the stockholders of the Company.

        (c) The Executive shall be entitled to four (4) weeks of vacation in each calendar year during the Term; provided, however, that the Executive shall not be entitled to carryover vacation from one year to any other year or to any payment in respect of any unused or accrued vacation.

        (d) PREVIOUSLY GRANTED OPTIONS.

               (i) The Company previously granted the Executive options to purchase up to 800,000 shares of the Company's Common Stock, par value $.01 per share (the "COMMON STOCK") which to the maximum extent permitted under applicable law, are intended to qualify as "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code ("PREVIOUSLY GRANTED OPTIONS") and which except as set forth in Section 3(d)(ii)(3) below, have all previously vested.


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

               (ii) Of the Previously Granted Options, (1) options to purchase up to 300,000 shares of Common Stock, granted under the Original Employment Agreement and vested as of June 3, 2003, have a per share exercise price equal to $2.01 and are subject to the terms and conditions of the Company's 1997 Employee Stock Option Plan ("1997 Plan") and the stock option agreement previously entered into by the Company and Executive; (2) options to purchase up to 300,000 shares of Common Stock of which Executive waived and released any and all rights to receive or exercise such options as to 75,000 shares of Common Stock and with respect to the remaining options exercisable for up to 225,000 shares of Common Stock, vested as of September 2, 2005, have a per share exercise price of $2.15 and are subject to the terms and conditions set forth in the Stock Option Agreement dated as of July 23, 2003, by and between the Company and the Executive, as amended by an amendment dated as of September 2, 2005; (3) options to purchase up to 200,000 shares of Common Stock, of which options for 100,000 vested on September 2, 2006 and options for the remaining 100,000 vest on September 2, 2007, have a per share exercise price equal to $2.69 and are subject to the Company's 2004 Employee Stock Option Plan (the "PLAN") and the Incentive Stock Option Letter Agreement between the Company and Executive dated September 2, 2005.

         (e) OPIOID PRODUCT OPTIONS. In addition to the other grants set forth in this Section 3, effective on the date hereof, the Company shall grant to Executive options (the "OPIOID PRODUCT OPTIONS") to purchase up to three hundred thousand (300,000) shares of Common Stock, pursuant to the Plan. The Opioid Product Options (i) shall, to the maximum extent permitted under applicable law, qualify as "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code; (ii) have a per share exercise price equal to $3.00;
(iii) have one hundred fifty thousand (150,000) options vest and become immediately exercisable in full only upon the closing of an exclusive product license for the first of the United States national market, the entire European Union market or the Japan market or product sale transaction of all of the Company's ownership rights in the United States (only once for each individual product) for the Company's first Non-Generic Opioid Drug; (iv) have one hundred fifty thousand (150,000) options vest and become immediately exercisable in full only upon the closing of an exclusive product license for the United States national market, the entire European Union market or the Japan market or product sale transaction of all of the Company's ownership rights in the United States (only once for each individual product) for the Company's second Non-Generic Opioid Drug; and (v) be subject to the terms and conditions set forth in the Plan and the Incentive Stock Option Letter Agreement to be entered into by the Company and the Executive, simultaneously herewith.

        The shares of Common Stock issuable upon exercise of the Opioid Product Options are subject to an effective registration statement filed with the SEC. For purposes of this Section 3(e), "Non-Generic Opioid Drug" means a drug developed by the Company for which FDA approval will be sought under a NDA (including under a 505(b)(2) application) for oxycodone, hydrocodone, hydromorphone, oyxmorphone or morphine.

        (f) MILESTONE OPTIONS. On September 2, 2005, the Company granted to the Executive options to purchase up to four hundred thousand (400,000) shares of Common Stock (the "MILESTONE OPTIONS"), pursuant to the Plan. The Milestone Options (ii) shall, to the maximum extent permitted under applicable law, qualify as "incentive stock options" within the meaning of


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

Section 422 of the Internal Revenue Code, (ii) shall have a per share exercise price equal to $2.69, the closing price of a share of Common Stock, as listed on the American Stock Exchange, on September 1, 2005, (iii) are subject to the terms and conditions set forth in the Plan and the Incentive Stock Option Letter Agreement entered into by the Company and Executive dated September 2, 2005, as amended simultaneously herewith and (iv) shall vest and become exercisable only upon the occurrence of the following events which occur during the Initial Term (up to a maximum of 400,000 shares of Common Stock in the aggregate):

               (1) Milestone Options exercisable for one hundred twenty-five thousand (125,000) shares of Common Stock shall vest and become immediately exercisable in full upon the commencement of the first Phase III clinical trial relating to the first Non-Generic Opioid Drug developed by the Company;

               (2) Milestone Options exercisable for seventy-five thousand (75,000) shares of Common Stock shall vest and become immediately exercisable in full upon the commencement of the first Phase III clinical trial relating to the second Non-Generic Opioid Drug developed by the Company;

               (3) Milestone Options exercisable for fifty thousand (50,000) shares of Common Stock shall vest and become immediately exercisable in full only upon the closing of an exclusive product license for the United States national market or product sale transaction of all of the Company's ownership rights (on a product by product basis and only once for each individual product) for each Company drug product, other than the Non-Generic Opioid Drugs for which Opioid Product Options were granted under Section 3(e) above;

               (4) Milestone Options exercisable for ten thousand (10,000) shares of Common Stock shall vest and become immediately exercisable in full upon the filing by the Company (in the Company's name) with the United States Food and Drug Administration (the "FDA") of either an abbreviated new drug application (an "ANDA") or a new drug application (including a NDA filed with the FDA under Section 505(b)(2) of the Federal Food, Drug, and Cosmetic Act, 21 U.S.C. Section 301 ET SEQ.) (a "NDA"), for a product not covered by a previous FDA application;

               (5) Milestone Options exercisable for forty thousand (40,000) shares of Common Stock shall vest and become immediately exercisable in full upon the approval by the FDA of any ANDA or NDA (filed in the Company's name) for a product not previously approved by the FDA;

               (6) Milestone Options exercisable for twenty-five (25,000) shares of Common Stock shall vest and become immediately exercisable in full upon filing of an application for U.S. patent by the Company (filed in the Company's name); and

               (7) Milestone Options exercisable for twenty-five (25,000) shares of Common stock shall vest and become immediately exercisable in full upon the granting by U.S. Patent and Trademark Office ("PTO") of a patent to the Company (filed in the Company's name).

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

        Upon the earlier to occur of the expiration of the Initial Term of this Agreement or the termination of Executive's employment hereunder, all unvested Milestone Options granted shall automatically terminate and all vested but unexercised Milestone Options shall terminate in accordance with the terms of the stock option agreement by and between the Executive and the Company with respect to the Milestone Options and the Plan; provided that, in the case of any Milestone Options that may be vested pursuant to clause (5) or clause (7) of
Section 3(f)(iv) above, if (x) the applicable filing with the FDA or PTO, as the case may be, was made by the Company during the Initial Term but prior to Without Cause Termination (as defined below), (y) the approval relating to such filing (either from the FDA or the PTO) occurs within five hundred forty (540) days of such filing and (x) such approval occurring within the three year Initial Term, the Milestone Options relating to such filing shall vest in accordance with clause (5) or clause (7), as the case may be. The shares of Common Stock issuable upon exercise of the Milestone Options are subject to an effective registration statement filed with the SEC.

        (g) ADDITIONAL MILESTONE OPTIONS. If the maximum number of Milestone Options shall have vested during the Initial Term of this Agreement, the Company shall grant to the Executive additional options to purchase shares of Common Stock (the "ADDITIONAL MILESTONE OPTIONS"), pursuant to the Plan. The Additional Milestone Options (i) shall, to the maximum extent permitted under applicable law, qualify as "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code, (ii) shall have a per share exercise price equal to the closing price of a share of Common Stock, as listed on the American Stock Exchange, on the date of grant, (iii) shall be subject to the terms and conditions set forth in the Plan and the stock option agreement to be entered into by the Company and the Executive on the date of grant, (iv) shall be fully vested and exercisable in full upon grant, and (v) shall be granted at the end of the then current Fiscal Year in which any of the follows triggering events shall occur (and, in the case of grants related to events occurring after the end of the last fiscal year during the Initial Term, such grants shall be made at the end of the first Fiscal Year after the Initial Term):

               (1) Additional Milestone Options for one hundred twenty-five thousand (125,000) shares of Common Stock shall be granted at the end of the then current Fiscal Year (and immediately vested exercisable in full) upon the commencement of first Phase III clinical trial relating to the first Non-Generic Opioid Drug developed by the Company only to the extent that such Milestone Options did not previously vest under clause (f)(iv)(1) of Section 3, it being understood that in no event shall the total of Milestone Options vesting under 3(f)(iv)(1) and Additional Milestone Options granted under this Section 3(g)(v)(1) exceed options for 125,000 shares of Common Stock in the aggregate;

               (2) Additional Milestone Options for one hundred and twenty five thousand (125,000) shares of Common Stock shall be granted at the end of the then current Fiscal Year upon the commencement of the first Phase III clinical trial relating to the second Non-Generic Opioid Drug developed by the Company only to the extent Milestone Options did not previously vest under clause (f)(iv)(2) of Section 3 it being understood that (i) in no event shall the total of Milestone Options vesting under 3 (f)(iv)(2) and the Additional Milestone Options granted under this
        Section 3 (g)(v)(2) exceed 125,000 shares of Common Stock in the aggregate, and (ii) in no event shall the options vested


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

        and/or granted under Sections 3(f)(iv)(1), 3(f)(iv)(2), 3(g)(v)(1) and 3(g)(v)(2) exceed options for 250,000 shares of Common Stock in the aggregate.

               (3) Additional Milestone Options for fifty thousand (50,000) shares of Common Stock shall be granted at the end of the then current Fiscal Year upon the closing of an exclusive product license for the United States national market or product sale transaction of all ownership rights (on a product by product basis and only once for each individual product) for each Company drug product, other than the Non-Generic Opioid Drugs for which any Opioid Product Options were granted under Section 3(e) above;

               (4) Additional Milestone Options exercisable for ten thousand (10,000) shares of Common Stock shall be granted at the end of the then current Fiscal Year (and immediately vested exercisable in full) upon the filing by the Company (in the Company's name) with the FDA of either an ANDA or NDA for a product not covered by a previous FDA application;

                (5) Additional Milestone Options exercisable for forty thousand (40,000) shares of Common Stock shall be granted upon the approval by the FDA of any ANDA, NDA or 505(b)(2) application of the Company (filed in the Company's name) for a product not previously approved by the FDA;

               (6) Additional Milestone Options for twenty-five (25,000) shares of Common Stock shall be granted at the end of the then current Fiscal Year (and immediately vested exercisable in full) upon filing of an application for an additional U.S. patent by the Company (filed in the Company's name); and

               (7) Additional Milestone Options for twenty-five (25,000) shares of Common Stock shall be granted as of the end of the then current Fiscal Year (and immediately vested exercisable in full) upon the granting by U.S. Patent and Trademark Office of such additional patent to the Company (filed in the Company's name).

        Upon the earlier to occur of the expiration of the Initial Term of this Agreement or the termination of Executive's employment hereunder, all Additional Milestone Options shall automatically terminate in accordance the applicable stock option agreement to be entered into by and between the Executive and the Company with respect to such Additional Milestone Options (which agreement shall be substantially similar to the other stock option agreements by and between the Executive and the Company) and the Plan. For the avoidance of doubt, (i) under no circumstances shall Additional Milestone Options be granted as a result of the occurrence of an event which had previously triggered, or simultaneously therewith will trigger, the vesting of any Milestone Options granted under
Section 3(f) above and (ii) no Opioid Product Options, Milestone Options or Additional Milestone Options shall be granted or vest under this Agreement as a result of any transaction entered into, or any FDA or PTO application or filing made, by, or in the name of, any person or entity in which the Company has an equity interest but which is not a wholly-owned subsidiary of the Company.

        (h) ADDITIONAL OPTIONS. In addition to the other grants set forth in this Section 3, the


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

Company, in its sole discretion, may grant to Executive additional options (the "ADDITIONAL OPTIONS") to purchase shares of Common Stock, pursuant to the Plan. The Additional Options shall (i) to the maximum extent permitted under applicable law, qualify as "incentive stock options" within the meaning of
Section 422 of the Internal Revenue Code, (ii) have a per share exercise price equal the then fair market value of a share of Common Stock, (iii) vest, as determined by the Board, in its sole discretion and (iv) be subject to the terms and conditions set forth in the Plan and the stock option agreement to be entered into by the Company and the Executive on the date of grant. All such options shall vest and be exercisable, as determined by the Board, in its sole discretion.

        (i) LIMITATION UPON DUPLICATIVE GRANTING/VESTING OF OPTIONS. Notwithstanding anything set forth in this Section 3 of this Agreement, in the event that Opioid Product Options are vested under Section 3(e) as result of the sale transaction involving Non-Generic Opioid Drug, (x) no Milestone Options shall vest under clauses (f)(iv)(1) or (f)(iv)(2) of Section 3 and (y) no Additional Milestone Options shall be granted and/or vest under clauses
(g)(v)(1) or (g)(v)(2) of Section 3, in each case, as a result of any Phase III clinical trials relating to the same drug product. The limitations set forth in this Section 3(i) shall not affect the granting and/or vesting of Milestone Options or Additional Milestone Options as a result of any Phase III clinical trials relating to a Non-Generic Opioid Drug which is the subject of an exclusive license.

        (j) PLEDGE OF COMMON STOCK UNDERLYING THE OPTIONS. Executive may not, directly or indirectly, sell, assign, transfer, offer, grant a participation in, mortgage, pledge, hypothecate, create a security interest in or lien upon, encumber, donate, contribute, place in trust, enter into any voting agreement with respect to, the shares of Common Stock underlying the Previously Granted Options, Opioid Product Options, Milestone Options, Additional Milestone Options or Additional Options without the prior written consent of the Company. During the Term, Executive shall not, directly or indirectly, enter into any short sales or "derivative" or "hedging" transactions or strategies, nor maintain any "short" positions, with respect to the Common Stock.

        (k) PIGGBACK REGISTRATION RIGHTS. (i) If at any time after the Initial Term, (x) the Company shall propose to register shares of Common Stock under the Securities Act of 1933 (other than in a registration statement on Form S-3 relating to sales of securities to participants in a Company dividend reinvestment plan, or Form S-4 or S-8 or any successor form or in connection with an acquisition or exchange offer or an offering of securities solely to the existing shareholders or employees of the Company), and (y) any Additional Milestone Options that may be granted under Section 3(g) hereof shall have been granted to, and are exercisable by, the Executive, the Company (1) will give prompt written notice to the Executive of its intention to effect such a registration and (2) subject to Section 3(k)(ii) below, will include in such registration all shares of Common Stock issued or issuable upon exercise of such granted and vested Additional Milestone Options (the "REGISTRABLE SECURITIES") which are permitted under applicable securities laws to be included in the form of registration statement selected by the Company and with respect to which the Company has received written requests for inclusion therein within 30 days after the receipt of the Company's notice (each, a "PIGGYBACK REGISTRATION"). The Executive will be permitted to withdraw all or any part of the Registrable Securities from a Piggyback Registration at any time prior to the effective date of such Piggyback Registration.


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

        (ii) If a Piggyback Registration is to be an underwritten offering, and the managing underwriters advise the Company in writing that in their opinion the number of securities requested to be included in such registration exceeds the number which can be sold in such offering without adversely affecting the marketability of the offering, the Company will include in such registration:

                      (1) first, the securities the Company proposes to sell;

                      (2)  second,   securities   held  by  holders  other  than
               Executive, directors, officers or employees of the Company;

                      (3) third,  the  Registrable  Securities  requested  to be included in such registration by the Executive and any securities requested to be included in such registration by any other person or entity other than persons or entities having a lower priority of registration than the Executive, PRO RATA among Executive and such other persons or entities, on the basis of the number of securities requested to be included in such registration by each of such holders and such other persons or entities; and

                      (4) thereafter,  other securities requested to be included in such registration, as determined by the Company.

        As a condition to the inclusion of his Registrable Securities in such registration, the Executive will execute an underwriting agreement in customary form and in form and substance satisfactory to the managing underwriters.

        (iii) If at any time after giving written notice of its intention to register any of its securities as set forth in Section 3(k)(i) and prior to the effective date of the registration statement filed in connection with such registration, the Company shall determine for any reason not to register such securities, the Company may, at its election, give written notice of such determination to the Executive and thereupon be relieved of its obligation to register any Registrable Securities in connection with such registration.

         (l) During the Term, the Company shall pay the Executive a monthly automobile allowance in the amount of Eight Hundred Dollars ($800).

        (m) The Executive shall be entitled to participate in all compensation and employee benefit plans or programs, and to receive all benefits, perquisites and emoluments, for which any salaried employees of the Company are eligible under any plan or program now or hereafter established and maintained for the employees of the Company, to the fullest extent permissible under the general terms and provisions of such plans or programs and in accordance with the provisions thereof. The Executive will be entitled to participate in the Company's qualified 401(k) plan and the Company will make the maximum annual matching contributions to the Executive's account thereunder as shall be permitted by law for an employee, of the Executive's position and salary. Notwithstanding the foregoing, nothing in this Agreement shall preclude the amendment or termination of any such plan or program; provided, that, such amendment or


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

termination is applicable generally to the senior officers of the Company or any subsidiary or affiliate.

        (n) During the Term, the Executive shall be covered under the directors' and officers' insurance policy maintained by the Company.

        Section 4. BUSINESS EXPENSES. The Company shall pay or reimburse the Executive for all reasonable travel or other expenses incurred by the Executive in connection with the performance of his duties and obligations under this Agreement, subject to the Executive's presentation of appropriate vouchers in accordance with such procedures as are applicable to senior officers of the Company and to preserve any deductions for Federal income taxation purposes to which the Company may be entitled.

        Section 5. TERMINATION OF EMPLOYMENT; EFFECTS THEREOF. (a) The Company shall have the right, upon delivery of written notice to the Executive, to terminate the Executive's employment hereunder prior to the expiration of the Term (i) pursuant to a Termination for Cause (as defined in Section 5(h)), (ii) upon the Executive's Permanent Disability (as defined in Section 5(h)), or (iii) pursuant to a Without Cause Termination (as defined in Section 5(h)). The Executive shall have the right, upon delivery of written notice to the Company, to terminate the Executive's employment hereunder prior to the expiration of the Term in the Executive's sole discretion; provided, however, that, without the Company's written consent, no termination of the Executive's employment pursuant to this sentence shall be effective until thirty (30) days after receipt by the Company of written notice of termination from the Executive. Notwithstanding the foregoing, the Executive shall have the right, upon delivery of written notice to the Company, to immediately terminate the Executive's employment hereunder in the event that the Company (w) breaches this Agreement by materially reducing the nature or scope of the authorities, powers, functions, duties or responsibilities of the Executive set forth in Section 2 of this Agreement or fails to pay the Executive's Base Salary when due and such failure is not remedied within five (5) days of receipt of written notice of such failure from the Executive, (x) otherwise materially breaches its obligations pursuant to this Agreement and the Company fails to remedy such other breach within thirty
(30) days of receipt of written notice of such breach from the Executive, (y) relocates its principal executive offices outside of New Jersey or New York or
(z) consummates a Change of Control Event (as defined in Section 5(h)) with an entity and the Executive elects to terminate his employment for any reason within ninety (90) days following the consummation of such Change of Control Event (a "TERMINATION FOR GOOD REASON"). The Executive's employment hereunder shall terminate automatically without action by any party hereto upon the Executive's death.

        (b) In lieu of any severance that may otherwise be payable to the Executive pursuant to this Section 5 or any other provision of this Agreement or any policies of the Company, whether existing on the date hereof or in effect from time to time hereafter, in the event that the Company terminates the Executive's employment pursuant to a Without Cause Termination or the Executive terminates the Executive's employment pursuant to a Termination for Good Reason (other than in connection with a Change of Control Event specified in clause (z) of the definition of Termination for Good Reason, which shall be governed by Sections 5(c) and 5(d)), the Company shall (i) pay the Executive any earned but unpaid Base Salary plus any unpaid reimbursable expenses as of the effective date of termination of his employment,
(ii) continue to pay the Executive's then-current Base Salary (in accordance with the Company's standard payroll practices) and reimburse the Executive for the cost to replace the life and disability insurance coverages afforded to the Executive under the Company's benefit plans with substantially similar coverages, following the effective date of termination of his employment, for a period equal to the greater of (x) the remainder of the then-current Term, or
(y) two years following the effective date of termination and (iii) pay the premiums for the Executive's Company provided health insurance for the period during which the Executive is entitled to continued health insurance coverage as specified in the Comprehensive Omnibus Budget Reconciliation Act. Other than as required by law, no other payments shall be made, or benefits provided, by the Company under this Agreement.

        (c) In lieu of any severance that may otherwise be payable to the Executive pursuant to this Section 5 or any other provision of this Agreement or any policies of the Company, whether existing on the date hereof or in effect from time to time hereafter, in the event that the Company consummates a Change of Control Event (as defined in Section 5(h)) with an entity and the Executive elects to terminate his employment for any reason within ninety (90) days following the consummation of such Change of Control Event, the Company shall
(i) pay the Executive any earned but unpaid Base Salary plus any unpaid reimbursable expenses as of the effective date of termination of his employment,
(ii) pay the Executive, in twenty-four (24) equal monthly installments commencing on the first day of the month following the effective date of termination of his employment, the sum of One Million Dollars ($1,000,000),
(iii) pay the Executive's then-current Base Salary (in accordance with the Company's standard payroll practices) for a period of twelve (12) months following the effective date of termination, (iv) following the effective date of termination of his employment, reimburse the Executive for the cost, for a period equal to the twelve (12) months following the effective date of termination, of replacing the life and disability insurance coverages afforded to the Executive under the Company's benefit plans with substantially similar coverages and (v) pay the premiums for the Executive's Company provided health insurance for the period during which the Executive is entitled to continued health insurance coverage as specified in the Comprehensive Omnibus Budget Reconciliation Act. Other than as required by law, no other payments shall be made, or benefits provided, by the Company under this Agreement.

        (d) In lieu of any severance that may otherwise be payable to the Executive pursuant to this Section 5 or any other provision of this Agreement or any policies of the Company, whether existing on the date hereof or in effect from time to time hereafter, in the event that the Company consummates a Change of Control Event (as defined in Section 5(h)) and the Company terminates the Executive's employment as Chief Executive Officer of the Company in connection with, or within one hundred eighty (180) days following, the consummation of such Change of Control Event and other than a Termination for Cause, the Company shall (i) pay the Executive any earned but unpaid Base Salary plus any unpaid reimbursable expenses as of the effective date of termination of his employment,
(ii) pay the Executive, in twenty-four (24) equal monthly installments commencing on the first day of the month following the effective date of termination of his employment, the sum of One Million Dollars ($1,000,000),
(iii) pay the  Executive's  then-current  Base  Salary (in  accordance  with the
Company's standard payroll practices) for a period of twelve (12) months following the effective date of termination, (iv)
following the effective date of termination of his employment, reimburse the Executive for the cost, for a period equal to the twelve (12) months following the effective date of termination, of replacing the life and disability insurance coverages afforded to the Executive under the Company's benefit plans with substantially similar coverages and (v) pay the premiums for the Executive's Company provided health insurance for the period during which the Executive is entitled to continued health insurance coverage as specified in the Comprehensive Omnibus Budget Reconciliation Act. Other than as required by law, no other payments shall be made, or benefits provided, by the Company under this Agreement.

        (e) In the event that the Company terminates the Executive's employment pursuant to a Permanent Disability, the Company shall pay the Executive the same amounts that would be payable to the Executive in the case of a termination under Section 5(b) less any amounts actually received by the Executive under any Company provided and paid for disability insurance coverage. Other than pursuant to the terms of any benefit plan then-maintained by the Company, no other payments shall be made, or benefits provided, by the Company under this Agreement except as otherwise required by law.

        (f) In the event that the Company terminates the Executive's employment hereunder due to a Termination for Cause or, except as provided in Section 5(b) or Section 5(c) above, the Executive terminates his employment with the Company (including, without limitation, pursuant to any retirement plan or policy then maintained by the Company), the Company shall pay the Executive any earned but unpaid Base Salary plus any unpaid reimbursable expenses as of the effective date of termination of his employment. Other than as required by law, no other payments shall be made, or benefits provided, by the Company under this Agreement.

        (g) The Company will obtain and maintain a life insurance policy in the amount of $1,000,000 on the life of the Executive payable to the estate of the Executive in the event of the Executive's death.

        (h) For purposes of this Agreement, the following terms have the following meanings:

               (i)  "CHANGE OF  CONTROL  EVENT"  means,  in any one or series of related transactions, (i) a merger or consolidation in which securities possessing more than fifty percent (50%) of the total combined voting power of the Company's outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction; (ii) the sale, transfer or other disposition of all or substantially all of the Company's assets; (iii) the sale of securities by the Company to a third party which securities constitute more than fifty percent (50%) of the total combined voting power of the Company's outstanding securities immediately following such transaction or (iv) the consummation of a strategic combination as a result of which new directors to the Board of Directors are appointed by stockholders who are not stockholders of the Company prior to the consummation of such Change of Control Event, such that the directors immediately prior to the consummation of such transaction and the directors appointed by them constitute less than 50% of the members of the Board of Directors immediately following such transaction.

               (ii) "PERMANENT  DISABILITY" means permanently  disabled so as to qualify for full benefits under the Company's then-existing disability insurance policy; provided, however, that if the Company does not maintain any such policy on the date of determination, "Permanent Disability" shall mean the inability of the Executive to work for a period of six (6) full calendar months during any eight (8) consecutive calendar months due to illness or injury of a physical or mental nature, supported by the completion by the Executive's attending
physician  of  a  medical   certification  form  outlining  the  disability  and
treatment.

               (iii) "TERMINATION FOR CAUSE" means, to the maximum extent permitted by applicable law, a termination of the Executive's employment by the Company because the Executive has (a) breached or failed to perform his duties under applicable law and such breach or failure to perform constitutes self-dealing, willful misconduct or recklessness, (b) committed an act of dishonesty in the performance of his duties hereunder, (c) willfully engaged in conduct that is detrimental to the business of the Company, (d) been convicted of a felony or a misdemeanor involving moral turpitude, (e) excessively used alcohol or illegal drugs so as to interfere with the performance of the Executive's obligations under this Agreement, (f) breached or failed to perform his obligations and duties hereunder, which breach or failure the Executive shall fail to remedy within thirty (30) days after written demand from the Company specifying in reasonable detail such breach or failure, (g) failed to follow lawful, written directives of the Board of Directors that are consistent with the duties and obligations of the Executive under this Agreement, and the Executive shall fail to remedy such failure within thirty (30) days after written demand from the Board of Directors, or (h) violated in any material respect the representations made in Section 1 of this Agreement or the provisions of Section 6 of this Agreement.

               (iv) "WITHOUT CAUSE TERMINATION" means a termination of the Executive's employment by the Company other than due to Permanent Disability, death, retirement or expiration (or non-renewal) of the Term and other than a Termination for Cause.

        (e) Any payments to be made or benefits to be provided by the Company pursuant to this Section 5 (other than in the event of the Executive's death or Permanent Disability) are subject to the receipt by the Company of an effective general release and agreement not to sue, in a form reasonably satisfactory to the Company (the "RELEASE"), pursuant to which the Executive agrees (i) to release all claims against the Company and certain related parties (excluding claims for (x) indemnification under the Company's Certificate of Incorporation, by-laws or any Company provided insurance policy or (y) any severance benefits payable hereunder), (ii) not to maintain any action, suit, claim or proceeding against the Company, its subsidiaries and affiliates and certain related parties relating to this Agreement, and (iii) to be bound by certain confidentiality and non-disparagement covenants specified therein. The Company shall deliver a general release and agreement not to sue to the Executive, in a form substantially similar to the Release, upon the Executive's delivery of the Release to the Company; provided, that, the general release and agreement not to sue the Executive shall not be effective until following the expiration of any revocation period applicable to the Release. Notwithstanding the due date of any post-employment payment, the Company shall not be obligated to make any payments under this Section 5 until after the expiration of any revocation period applicable to the Release under applicable law, as may be amended from time to time (which revocation period is presently seven (7) days under the Age Discrimination Act).

        Section 6. OTHER DUTIES OF EXECUTIVE DURING AND AFTER TERM. (a) The Executive recognizes and acknowledges that all information pertaining to the affairs, business, clients, or customers of the Company or any of its subsidiaries or affiliates (any or all of such entities being hereinafter referred to as the "BUSINESS"), as such information may exist from time to time, other than information that the Company has previously made publicly available, is confidential information and is a unique and valuable asset of the Business, access to and knowledge of which are essential to the performance of the Executive's duties under this Agreement. In consideration of the payments made to him hereunder, the Executive shall not, except to the extent reasonably necessary in the performance of his duties under this Agreement, divulge to any person, firm, association, corporation, or governmental agency, any information concerning the affairs, businesses, clients, or customers of the Business (except such information as is required by law to be divulged to a government agency or pursuant to lawful process), or make use of any such information for his own purposes or for the benefit of any person, firm, association or corporation (except the Business) and shall use his reasonable best efforts to prevent the disclosure of any such information by others. All records, memoranda, letters, books, papers, reports, accountings, experience or other data, and other records and documents relating to the Business, whether made by the Executive or otherwise coming into his possession, are confidential information and are, shall be, and shall remain the property of the Business. No copies thereof shall be made which are not retained by the Business, and the Executive agrees, on termination of his employment or on demand of the Company, to deliver the same to the Company.

        (b) The Executive recognizes and acknowledges that the Company shall own all Work Product created or contributed to by the Executive during the Term and all Work Product created or contributed to by the Executive as an employee or consultant of the Company (or its subsidiaries or affiliates) prior to the Effective Date (including, without limitation, during the term of the Original Employment Agreement and the First Amended and Restated Employment Agreement). As used herein, "Work Product" includes, but is not limited to, all intellectual property rights, US and international copyrights, patentable inventions, creations, discoveries and improvements, works of authorship and ideas, whether or not patentable or copyrightable and regardless of their form or state of development. All Work Product or contributed to by the Executive as an employee or consultant of the Company (or its subsidiaries or affiliates) shall be considered work made for hire by the Executive and shall be owned by the Company.

               (i) If any of the Work Product created or contributed to by the Executive as an employee or consultant of the Company (or its subsidiaries or affiliates) may not, by operation of law, be considered a work made for hire by the Executive for the Company, or if ownership of all right, title and interest of the intellectual property rights therein shall not otherwise vest exclusively in the Company, the Executive shall assign, and upon creation thereof or contribution thereto shall be deemed to have automatically assigned, without further consideration, the ownership of all such Work Product to the Company and its successors and assigns. The Company, its successors and assigns shall have the right to obtain and hold in its or their own name copyrights, patents, registrations and other protections available to the Work Product. The Executive shall assist the Company, during and after the Term, in obtaining and maintaining patent, copyright, trademark and other appropriate protection for all Work Product in all countries and jurisdictions, at the Company's expense. The Executive hereby irrevocably relinquishes for the benefit of the Company, its successors and assigns any moral rights in the Work Product recognized under applicable law.

               (ii) The Executive shall disclose all Work Product created or contributed to by the Executive as an employee or consultant of the Company or its subsidiaries or affiliates (before, during and after the Term) promptly to the Company and shall not disclose the Work Product to anyone other than authorized Company personnel without the Company's prior written consent. The Executive shall not disclose to the Company or induce the Company to use any secret or confidential information or material belonging to others.

               (iii) The provisions of this Section 6(b) cover Work Product of any kind that is conceived, created, contributed to or made by the Executive during the term of this Agreement (and during the period prior to the Effective Date that the Executive provided employment or consulting services to the Company or its subsidiaries or affiliates) that (i) relates specifically to the business of the Company or its subsidiaries and affiliates, (ii) results from tasks assigned to the Executive by the Company or its subsidiaries and affiliates, or (iii) are conceived or made with the use of facilities or materials, or confidential or proprietary information or trade secrets, provided by the Company or its subsidiaries and affiliates.

        (c) In consideration of the payments to be made to him hereunder, during the period (the "RESTRICTIVE PERIOD") commencing on the effective date of the termination of his employment for any reason and ending one (1) year thereafter, the Executive shall not, without express prior written approval of the Company, directly or indirectly, (i) solicit or assist any third party in soliciting for employment any person then currently employed by the Company or any of its subsidiaries and affiliates or who was employed by the Company or any of its subsidiaries and affiliates during the three-month period immediately preceding the termination of the Executive's employment (collectively, "EMPLOYEES"), (ii) employ, attempt to employ or materially assist any third party in employing or attempting to employ any Employee, or (iii) otherwise act on behalf of any competitor to interfere with the relationship between the Company or any of its subsidiaries and affiliates and their respective Employees.

        (d) The Executive  acknowledges that the restrictions  contained in this
Section 6 are reasonable and necessary to protect the legitimate interests of the Company and that any breach by the Executive of any provision contained in this Section 6 will result in irreparable injury to the Company for which a remedy at law would be inadequate. Accordingly, the Executive acknowledges that the Company shall be entitled to temporary, preliminary and permanent injunctive relief against the Executive in the event of any breach or threatened breach by the Executive of the provisions of this Section 6, in addition to any other remedy that may be available to the Company whether at law or in equity. With respect to any provision of this Section 6 finally determined by a court of competent jurisdiction to be unenforceable, such court shall be authorized to reform this Agreement or any provision hereof so that it is enforceable to the maximum extent permitted by law. The parties hereto shall abide by such court's determination. If the covenants of Section 6(c) are determined to be wholly or partially unenforceable in any jurisdiction, such determination shall not be a bar to or in any way diminish the Company's right to enforce such covenants in any other jurisdiction.

        (e) The Company's obligation to make payments, or provide for any benefits under this Agreement (except to the extent vested or exercisable), shall cease upon a violation by the Executive of the provisions of this Section
6. The provisions of this Section 6 shall survive any termination of the Executive's employment with the Company. The Company shall not be required to post any bond or other security in connection with any proceeding to enforce the provisions of this Section 6.

        Section 7. INDEMNIFICATION. Prior to the Effective Date, the Executive rendered consulting services to the Company pursuant to the terms of a certain Consulting Agreement, dated as of April 15, 2003 (the "CONSULTING AGREEMENT"), by and between the Company and Michael Andrews Corporation (the "CONSULTANT"). For purposes of the Delaware General Corporation Law (the "DGCL") and the provisions of the Company's Certificate of Incorporation and By-laws, the Executive, the Consultant and the Consultant's shareholders, employees, permitted agents and representatives shall each have the status of an "agent" of the Company and, accordingly, (i) the Executive shall be entitled to indemnification and advancement of expenses from the Company in connection with the performance of the Executive's duties hereunder and (ii) the Consultant and its shareholders, employees, permitted agents and representatives shall be entitled to indemnification and advancement of expenses from the Company in connection with the performance of the Consulting Services (as defined in the Consulting Agreement) previously rendered to the Company pursuant to the
Consulting Agreement, in the case of clause (i) or (ii), to the fullest extent permitted by the DGCL and the provisions of the Company's Certificate of Incorporation and By-laws. In addition, to the maximum extent permitted by applicable law (including the DGCL), the Company shall indemnify and hold harmless (i) the Executive against and in respect of any and all claims, costs, expenses, damages, liabilities, losses or deficiencies (including, without limitation, counsel's fees and other costs and expenses incident to any suit, action or proceeding) (collectively, "DAMAGES") arising out of, resulting from or incurred in connection with the Executive's performance of his duties hereunder, except to the extent that any such Damages result from a breach of this Agreement by the Executive and (ii) the Consultant and its shareholders, employees, agents or representatives against and in respect of any and all Damages arising out of, resulting from or incurred in connection with the provision of the Consulting Services by the Consultant, except to the extent that any such Damages result from (A) the gross negligence or willful misconduct of the Consultant and/or its shareholders, employees agents or representatives; provided, however, any such gross negligence or willful misconduct shall not limit the Consultant and/or its shareholders, employees, agents or representatives right to indemnification arising out of any claims by Dr. Atul
M. Mehta, the former chief executive officer of the Company, surrounding his resignation as the chief executive officer of the Company or (B) a breach of the Consulting Agreement by the Consultant.

        Section 8. WITHHOLDINGS. The Company may directly or indirectly withhold from any payments made under this Agreement all Federal, state, city or other taxes and all other deductions as shall be required pursuant to any law or governmental regulation or ruling or pursuant to any contributory benefit plan maintained by or on behalf of the Company.

        Section 9. CONSOLIDATION, MERGER, OR SALE OF ASSETS. Nothing in this Agreement shall preclude the Company from consolidating or merging into or with, or transferring all or substantially all of its assets to, or engaging in any other business combination with, any other person or entity which assumes this Agreement and all obligations and undertakings of the Company hereunder. Upon such a consolidation, merger, transfer of assets or other business combination and assumption, the term "Company" as used herein shall mean such other person or entity and this Agreement shall continue in full force and effect.

        Section 10. NOTICES. All notices and other communications under this Agreement shall be in writing and, unless otherwise provided herein, shall be deemed duly given if delivered personally, by facsimile transmission (receipt of which is confirmed) or upon receipt by the receiving party of any notice sent by registered or certified mail (first-class mail, postage pre-paid, return receipt requested) or by overnight courier or similar courier service, addressed, in the case of the Executive, at the address for the Executive first set forth above, or, in the case of the Company, at the address set forth below:

                             Elite Pharmaceuticals, Inc.
                             165 Ludlow Ave
                             Northvale, New Jersey  07647
                             Attention:  Board of Directors
                             Facsimile No.:  (201) 750-2401

or to such other address as either party shall have previously specified in writing to the other.

        Section 11. NO ATTACHMENT. Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect; provided, however, that nothing in this Section 11 shall preclude the assumption of such rights by executors, administrators or other legal representatives of the Executive or his estate and their assigning any rights hereunder to the person or persons entitled thereto.

        Section 12. SOURCE OF PAYMENT. All payments provided for under this Agreement shall be paid in cash from the general funds of the Company. The Company shall not be required to establish a special or separate fund or other segregation of assets to assure such payments, and, if the Company shall make any investments to aid it in meeting its obligations hereunder, the Executive shall have no right, title or interest whatever in or to any such investments except as may otherwise be expressly provided in a separate written instrument relating to such investments. Nothing contained in this Agreement, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between the Company and the Executive or any other person. To the extent that any person acquires a right to receive payments from the Company hereunder, such right, without prejudice to rights which employees may have, shall be no greater than the right of an unsecured creditor of the Company.

        Section 13. BINDING AGREEMENT; NO ASSIGNMENT. This Agreement shall be binding upon, and shall inure to the benefit of, the Executive and the Company and their respective permitted successors, assigns, heirs, beneficiaries and representatives. This Agreement is personal to the Executive and may not be assigned by him without the prior written consent of the Company. Any attempted assignment in violation of this Section 13 shall be null and void.

        Section 14. EXPENSES. Except as set forth herein, each party hereto shall pay its own expenses incident to the preparation, negotiation, administration and enforcement of this Agreement and the transactions contemplated herein.

        Section 15. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New Jersey, without reference to the choice of law principles thereof.

        Section 16. DISPUTE RESOLUTION. At the option of either the Company or the Executive, any dispute, controversy or question arising under, out of or relating to this Agreement or the breach thereof, other than pursuant to Section 6 hereof, shall be referred for decision by arbitration in the State of New Jersey by a neutral arbitrator mutually selected by the parties hereto. Any arbitration proceeding shall be governed by the Rules of the American Arbitration Association then in effect or such rules last in effect (in the event such Association is no longer in existence). If the parties are unable to agree upon such a neutral arbitrator within twenty one (21) days after either party has given the other written notice of the desire to submit the dispute, controversy or question for decision as aforesaid, then either party may apply to the American Arbitration Association for a final and binding appointment of a neutral arbitrator, however, if such Association is not then in existence or does not act in the matter within forty five (45) days of any such application, either party may apply to the presiding judge of the Superior Court of any county in New Jersey for the appointment of a neutral arbitrator to hear the parties and such judge is hereby authorized to make such appointment. In the event that either party exercises the right to submit a dispute, controversy or question arising hereunder to arbitration, the decision of the neutral arbitrator shall be final, conclusive and binding on all interested persons and no action at law or in equity shall be instituted or, if instituted, further prosecuted by either party other than to enforce the award of the neutral arbitrator. The award of the neutral arbitrator may be entered in any court that has jurisdiction. The Executive and the Company shall each bear all their own costs (including the fees and disbursements of counsel) incurred in connection with any such arbitration and shall each pay one-half of the costs of any arbitrator appointed hereunder.

        Section 17. ENTIRE AGREEMENT. This Agreement shall constitute the entire agreement among the parties with respect to the matters covered hereby and shall supersede all previous written, oral or implied understandings among them (including the Consulting Agreement, the Original Agreement and the First Amended and Restated Employment Agreement) with respect to such matters.

        Section 18. SEVERABILITY. The invalidity of any provision hereof shall not affect the validity, force or effect of the remaining provisions hereof. In the event that an arbitrator designated pursuant to the provisions of Section 16 or a court of competent jurisdiction determines that any provision contained herein is not enforceable as written because of the breadth or duration of such provision, such arbitrator or court shall have the authority to modify the terms of such provision so that, as so modified, such provision shall be enforceable to the maximum extent permitted by applicable law.

        Section 19. AMENDMENTS. This Agreement may only be amended or otherwise modified, and compliance with any provision hereof may only be waived, by a writing executed by all of the parties hereto. The provisions of this Section 19 may only be amended or otherwise modified by such a writing.

        Section 20. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which shall together be deemed to constitute one and the same instrument.

                            (Signature Page Follows)

        IN WITNESS WHEREOF, the Company has caused this Amended and Restated Employment Agreement to be duly executed by the undersigned, thereunto duly authorized, and the Executive has signed this Amended and Restated Employment Agreement, all as of the date first written above.

                                           ELITE PHARMACEUTICALS, INC.


                                           By: /s/ Edward Neugeboren
                                              ----------------------------------
                                              Name:  Edward Neugeboren
                                              Title: Director



                                           /s/ Bernard Berk
                                           -----------------------
                                           Bernard Berk